Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

COMPLETE SOLARIA, INC.

Complete Solaria, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

First: The name of this corporation is Complete Solaria, Inc. (the “Company”). The Company’s original Certificate of Incorporation was filed with the Delaware Secretary of State on July 17, 2023.

Second: The Board of Directors of the Company, acting in accordance with Sections 141 and 242 of the General Corporation Law, adopted resolutions amending the Company’s Certificate of Incorporation (the “Certificate”) as follows:

1.	Article I of the Certificate is hereby amended and restated in its entirety to read as follows:

“The name of this corporation is SunPower Inc. (the “Company”).”

Third: All other provisions of the Certificate, as currently on file with the Secretary of State of the State of Delaware, shall remain in full force and effect.

Fourth: This Certificate of Amendment shall become effective on October 17, 2025 at 4:30 PM Eastern Time.

[Remainder of Page Intentionally Left Blank]

In Witness Whereof, the Company has caused this Certificate of Amendment to be signed on October 16, 2025.

By:	/s/ Thurman J. Rodgers
Name:	Thurman J. Rodgers
Title:	Chief Executive Officer and Chairman